Exhibit 10.1

EXECUTION COPY

Opening Transaction – Call

To:	Advanced Micro Devices, Inc.
One AMD Place
Sunnyvale, California 94088
Attention:	Caye Hursey
Telephone No.:	(408) 749-2489
Facsimile No.:	(408) 774-7010

Re:	Capped Call Transaction

Global ID:	3016179

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Lehman Brothers OTC Derivatives Inc. (“Dealer”), represented by Lehman Brothers Inc. as its agent (“Agent”) and Advanced Micro Devices, Inc., a Delaware corporation (“Counterparty”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction. The Transaction is subject to early unwind if the closing of the Convertible Notes referred to below issued by Counterparty is not consummated for any reason, as set forth in this Confirmation. Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated April 24, 2007 (the “Offering Memorandum”) relating to the USD 2,000,000,000 principal amount of 6.00% Convertible Senior Notes due 2015 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an Indenture to be dated as of April 27, 2007 between Counterparty and Wells Fargo Association, as trustee (as in effect on the date of its execution, the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 24, 2007

Option Style:	“Modified American,” as set forth under “Procedures for Exercise” below.

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “AMD”).

Number of Options:	2,000,000; provided that if Morgan Stanley & Co. Incorporated, as representative of the Initial Purchasers (as defined in the Purchase Agreement referred to below), exercises the option to purchase additional Convertible Notes pursuant to Section 2 of the Purchase Agreement, the Number of Options hereunder shall be automatically increased, effective upon payment by Counterparty of the Additional Premium on the Additional Premium Payment Date, by the Applicable Percentage times the number of Convertible Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). The Number of Options shall be reduced by the Applicable Percentage times the number of Convertible Notes converted by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number equal to the Conversion Rate as of such date (as defined in the Indenture), for each Convertible Note.

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Applicable Percentage:	100%

Strike Price:	USD 28.08 per Option

Cap Price:	USD 42.12 per Option

Premium:	USD 165,400,000; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, Counterparty shall pay on the Additional Premium Payment Date an additional Premium (the “Additional Premium”) equal to the product of the number of Options by which the Number of Options is so increased and USD 82.70.

Premium Payment Date:	April 27, 2007

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of such Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Final Expiration Date.

Conversion Date:	As defined in the Indenture.

Exercisable Options:	Upon the occurrence of a Conversion Date, a number of Options equal to the Applicable Percentage times the number of Convertible Notes converted on such Conversion Date shall become Exercisable Options hereunder; provided that Convertible Notes surrendered for conversion prior to the 32nd Scheduled Trading Day prior to May 1, 2015 shall not cause any Options hereunder to become Exercisable Options and, in lieu thereof, Section 9(n) shall apply.

Expiration Time:	The Valuation Time

Final Conversion Date:	April 30, 2015

Final Expiration Date:	The earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) 5:00 p.m., New York City time, on the Final Conversion Date, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable. For the avoidance of doubt, Exercisable Options for which the related Conversion Date occurs on or after the 32nd Scheduled Trading Day prior to May 1, 2015 shall be subject to Automatic Exercise.

Observation Period:	The first 30 Trading Days beginning on and including the 32nd Scheduled Trading Day prior to May 1, 2015.

Trading Day:	As defined in the Indenture.

Business Day:	As defined in the Indenture.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in a commercially reasonable manner.

Market Disruption Event:	Notwithstanding anything to the contrary in the Equity Definitions, as defined in the Indenture.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	Dealer will deliver to Counterparty, on the relevant Settlement Date, a number of Shares (the “Net Share Settlement Obligation”) equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to the product of (i) the Option Entitlement multiplied by (ii) 1/30th of the sum of the quotients, for each Trading Day during the Observation Period, of (A) (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Trading Day is equal to or greater than the Cap Price; (2) the amount by which such Relevant Price exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (3) zero, if such Relevant Price is less than or equal to the Strike Price; divided by (B) such Relevant Price.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares, calculated as set forth in Section 13.02(k) of the Indenture.

Settlement Date:	For any Exercisable Option, the date Shares will be delivered with respect to the Convertible Notes related to such Exercisable Options, under the terms of the Indenture.

Other Applicable Provisions in Respect of Net Share Settlement:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Scheduled Trading Day:	As defined in the Indenture.

Relevant Price:	On any Trading Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AMD <equity> AQR” (or its equivalent successor if such page is unavailable) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day, as determined in a commercially reasonable manner using a volume-weighted average method, by the Calculation Agent).

Settlement Currency:	USD

3. Additional Terms Applicable to the Transaction:

Adjustments Applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 13.04 of the Indenture, that would result in an adjustment to the Conversion Rate of the Convertible Notes.

Method of Adjustment:	Calculation Agent Adjustment, which means, notwithstanding anything to the contrary in the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (i) the Calculation Agent shall make a corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement and (ii) the Calculation Agent may, in its sole discretion, make any adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction (other than the Strike Price) to preserve the fair value of the Options to Dealer after taking into account such Potential Adjustment Event; provided further that in no event shall the Cap Price be less than the Strike Price.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition described in Section 13.06 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in clause (1) of the definition of “Fundamental Change” under Section 1.01 of the Indenture.

Consequence of Merger Events/

Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer:

(i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement; and

(ii) the Calculation Agent may, in its sole discretion, make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable, to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction (other than the Strike Price); provided that in no event shall the Cap Price be less than the Strike Price;

provided that, with respect to a Merger Event, if the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market

(or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver	Applicable

Determining Party:	For all applicable Additional Disruption Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Termination Events:	If any event of default resulting in acceleration under the terms of the Convertible Notes, as set forth in Section 5.01 of the Indenture, shall occur with respect to Counterparty, then such event shall constitute an Additional Termination Event applicable to the Transaction with respect to which Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction.

If any provision of the Indenture or the Convertible Notes is amended, modified, supplemented or waived without the written consent of Dealer, Counterparty shall provide Dealer and the Calculation Agent with notice thereof on or prior to the effective date thereof and, if the Calculation Agent determines that such amendment, modification, supplement or waiver has a material effect on the Transaction or Dealer’s ability to hedge all or a portion (“Affected Portion”) of the Transaction, in each case determined in its reasonable judgment, then such event (an “Amendment Event”) shall constitute an Additional Termination Event, in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Portion and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to such amendment, modification, supplement or waiver shall be reduced by the Affected Portion.

If any Convertible Notes are repurchased (whether in connection with a put of Convertible Notes by holders thereof pursuant to the terms of the Indenture as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries or if Counterparty gives notice to Dealer that it intends to repurchase any Convertible Notes, then Counterparty may notify Dealer that it wishes to designate an Early Termination Date with respect to the portion of the Transaction relating to the number of Convertible Notes that cease to be outstanding in connection with or as a result of such repurchase and the parties shall negotiate in good faith and in a commercially reasonable manner the timing, pricing and other terms of such designation. For the avoidance of doubt, no such designation shall be made if, after such negotiation, the parties cannot agree on the terms of such designation.

With respect to any Additional Termination Event described above, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant event of default, amendment, modification, supplement, waiver or repurchase, as applicable, had not occurred, (y) the corresponding Convertible Notes remain outstanding and (z) notwithstanding anything to the contrary in this Confirmation or the Indenture, the Conversion Rate was not adjusted pursuant to Section 13.01(e) of the Indenture.

4. Calculation Agent: Dealer

5. Account Details:

(a) Account for payments to Counterparty:	To be provided by Counterparty

(b) Account for payments to Dealer:	To be provided by Dealer.

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable

The Office of Dealer for the Transaction is:

Lehman Brothers OTC Derivatives Inc.
745 Seventh Avenue
New York, NY 10019

7. Notices: For purposes of this Confirmation:

(a)		Address for notices or communications to Counterparty:

	To:	Advanced Micro Devices, Inc.
One AMD Place M/S 68
P.O Box 3453
Sunnyvale, CA 94088
Attention: General Counsel
T: (408) 749-4000
Fax (408) 773-7002

(b)		Address for notices or communications to Dealer:

	To:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019

Attention: Andrew Yare – Transaction Management Group
Telephone: (212) 526-9986
Facsimile: (646) 885-9546

With a copy to:
Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019
Attention: Steve Roti – US Equity Linked
Telephone: (212) 526-0055
Facsimile: (917) 552-0561

8. Representations, Warranties and Agreements of Counterparty:

The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of April 24, 2007 between Counterparty and Morgan Stanley & Co. Incorporated, as representative of the initial purchasers party thereto (the “Purchase Agreement”) are true and correct as of the dates made therein and as of any Additional Premium Payment Date, and are hereby deemed to be repeated on such dates to Dealer as if set forth herein. In addition to the representations and warranties in the Purchase Agreement, the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(a)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

It is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	it has total assets in excess of USD 10,000,000;

(B)	its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	it has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(c)

On the Trade Date and on any Additional Premium Payment Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(d)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(e)	Counterparty is an “accredited investor” (as such term is defined in Section 2(a)(15)(ii) of the Securities Act).

(f)	On the Trade Date and on any Additional Premium Payment Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(g)	Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by Dealer to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from Dealer will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(h)	Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(i)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(j)

Each party makes to the other the representations and warranties set forth in Sections 3(a) through 3(f) of the Agreement with respect to the Agreement as supplemented by this Confirmation; provided that Dealer makes the representation and warranty set forth in Section 3(e) and Counterparty makes the representation and warranty set forth in Section 3(f). In addition, each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9.	Other Provisions:

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 8(a) of this Confirmation.

(b)	Repurchase Notices. Counterparty shall, at least 5 Scheduled Trading Days prior to any day on which it effects any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 8% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 9(b) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” including without limitation any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Person may become subject, including without limitation, Section 16 of the Exchange Act), relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Person for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding (including any governmental or regulatory investigation) arising therefrom, whether or not such Indemnified Person is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(c)

Conversion Rate Adjustments. Counterparty shall provide to Dealer written notice (such notice, a “Conversion Rate Adjustment Event Notice”) at least ten Scheduled Trading Days prior to consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to a change in the Conversion Rate (as such term is defined in the Indenture). Upon such Conversion Rate Adjustment Event becoming effective, Counterparty shall, on the day such Conversion Rate Adjustment Event becomes effective or as soon as practicable thereafter, provide to Dealer written notice (such notice, a “Conversion Rate Adjustment Notice”) setting forth the new, adjusted Conversion Rate (the “New Conversion Rate”). In connection with the delivery of any Conversion Rate Adjustment Event Notice to Dealer, Counterparty shall, (x) concurrently with or prior to such delivery, publicly announce and disclose the Conversion Rate Adjustment Event or (y) concurrently with such delivery, represent and warrant that the information set forth in such

Conversion Rate Adjustment Event Notice does not constitute material non-public information with respect to Counterparty or the Shares. In connection with the delivery of any Conversion Rate Adjustment Notice to Dealer, Counterparty shall, concurrently with or prior to such delivery, publicly announce and disclose the New Conversion Rate.

(d)	Regulation M. Counterparty was not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, and on any Additional Premium Payment Date engage in any such distribution.

(e)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(f)	Rule 10b-18. During the period beginning on the Trade Date and ending on any Additional Premium Payment Date, or if no such Additional Premium Payment Date has occurred, on the last date on which Morgan Stanley & Co. Incorporated, as representative of the Initial Purchasers, may exercise the over-allotment option set forth in the Purchase Agreement, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, unless Dealer, in its sole discretion, consents to any such transaction or activity.

(g)	Number of Repurchased Shares. Counterparty represents that it could have purchased a number of Shares equal to (i) the product of the Number of Options, Option Entitlement and the amount by which the Cap Price exceeds the Strike Price, divided by (ii) the Cap Price, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees and contractual agreements binding upon Counterparty, on the Trade Date.

(h)	Board Authorization. Each of this Transaction and the issuance of the Convertible Notes was approved by Counterparty’s board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(i)

Transfer or Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of Counterparty. If at any time at which the Equity Percentage exceeds 8%, Dealer, in its discretion, (i) shall have the right to transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any third party and (ii), if Dealer is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 8% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity

Percentage following such partial termination will be equal to or less than 8%. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of the number of Shares that Dealer and its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than Shares owned as a hedge of the Transaction, and the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty may not transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, without the consent of Dealer.

(j)	Staggered Settlement. If, due to operational requirements or upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may by notice to Counterparty prior to the Settlement Date (the “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on or prior to the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is otherwise required to deliver on such Settlement Date among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(k)	Early Unwind. In the event the sale by Counterparty of the Convertible Notes is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on April 27, 2007 (or such later date as agreed upon by the parties) (April 27, 2007, or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) if the sale of Convertible Notes is not consummated with the initial purchasers for any reason other than as a result of breach of the Purchase Agreement by any initial purchaser, Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged. For the avoidance of doubt, this Section 9(k) shall become effective as of the Trade Date and shall remain in effect whether or not the Effective Date of the Transaction occurs.

(l)	Role of Agent. Each party agrees and acknowledges that Agent is acting as agent for both parties but does not guarantee the performance of either party and neither Dealer nor

Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Agent is not a member of the Securities Investor Protection Corporation; (iii) Agent, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or Agent in the Shares will be undertaken by Dealer or Agent, as the case may, as principal for its own account; and (iv) all of the actions to be taken by Dealer and Agent in connection with the Transaction, including but not limited to any exercise of any rights with respect to the Options, shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Counterparty; and (iv) Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

(m)	Additional Provisions. The following amendment shall be made to the Equity Definitions and to the Agreement: Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(x)” after the word “means” in the first line thereof and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (y), if Dealer so elects, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(n)	Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of a Conversion Date for any Convertible Notes prior to the 32nd Scheduled Trading Day prior to May 1, 2015 (an “Early Conversion”):

(i)	Counterparty shall within two Scheduled Trading Days of the relevant Conversion Date provide written notice (an “Unwind Conversion Notice”) to Dealer specifying the number of Convertible Notes converted on such Conversion Date and identifying the related conversions as Early Conversions;

(ii)	such Early Conversion shall constitute an Additional Termination Event hereunder with respect to a number of Options equal to the Applicable Percentage times the number of Convertible Notes surrendered for conversion in connection with such Early Conversion (the “Affected Number of Options”), in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Number of Options and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the Conversion Date for such Early Conversion shall as of such Conversion Date be reduced by the Affected Number of Options;

(iii)	notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the Conversion Date for the related Early Conversion; and

(iv)	in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion had not occurred, (y) the corresponding Convertible Notes remain outstanding and (z) notwithstanding anything to the contrary in this Confirmation or the Indenture, the Conversion Rate was not adjusted pursuant to Section 13.01(e) of the Indenture.

(o)

Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)	Securities Contract; Swap Agreement. Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(q)	Governing Law. New York law.

(r)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(s)	Right to Extend. Dealer may postpone any Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the number of Net Shares to be Delivered), if Dealer determines, based upon advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in each case in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(t)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty customary in form for registered offerings of equity securities, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(t) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, as requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AMD <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(u)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency or Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement or an Additional Termination Event as a result of an Early Conversion, in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If the Transaction is to be Share Termination Settled, the provisions of Sections 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units.” “Share Termination Settled” in relation to the Transaction means that Share Termination Settlement is applicable to the Transaction.

(v)	ISDA Master Agreement Elections. For the purpose of Section 13(c) of the Agreement,

Counterparty appoints as its Process Agent: Not applicable

Dealer appoints as its Process Agent: Agent

(w)	Regulatory Provisions. Counterparty represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement. Agent will furnish Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection with the Transaction evidenced hereby.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.

Very truly yours,

LEHMAN BROTHERS OTC DERIVATIVES INC.

By:	/s/ Anatoly Kozlov
Name:	Anatoly Kozlov
Title:	Authorized Signatory

Accepted and confirmed as of the Trade Date:

Advanced Micro Devices, Inc.

By:	/s/ Robert J. Rivet
Authorized Signatory
Name:	Robert Rivet